Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 3rd QUARTER 2013 RESULTS;

PROVIDES 4th QUARTER, UPDATED 2013 AND INITIAL 2014 OUTLOOK

Boca Raton, Florida, November 4, 2013

SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2013. Highlights of the results include:

Third quarter over year earlier period:

¡	Site leasing revenue growth of 38%

¡	Tower Cash Flow growth of 36%

¡	Net income increased from a $52 million loss to $22 million in income

¡	Adjusted EBITDA growth of 39%

¡	AFFO Per Share growth of 37%

“We had a very strong third quarter, and we expect a similar strong finish to the 2013 year,” commented Jeffrey A. Stoops, President and CEO. “A combination of material portfolio growth in the latter half of 2012 and strong organic growth all through 2013 produced material growth for SBA in the third quarter in a number of key metrics, particularly AFFO per share. Our customers are very busy in both our domestic and international markets. Amendment activity continues to be high, with customers adding to or replacing existing equipment through amendments to existing leases, and we are experiencing increasing demand for new cell sites particularly in the U.S. We expect organic growth will remain strong in the fourth quarter, and that SBA will finish 2013 with material portfolio growth with the closing of our pending Oi transaction. We are pleased to present our initial 2014 Outlook, which reflects our expectation of continued strong organic customer activity in all of our markets at levels similar to those of 2013. We have operations that now extend throughout the Americas, areas that are projected to enjoy strong wireless demand for years to come particularly in the area of wireless data. We see substantial future growth opportunities for SBA, and we are particularly excited about our prospects to improve upon our initial 2014 Outlook by maintaining our target leverage through additional portfolio growth from acquisitions that meet our investment requirements. We intend to continue to pursue investment opportunities that we believe will be both short-term and long-term accretive to AFFO per share.”

Operating Results

Total revenues in the third quarter of 2013 were $332.1 million compared to $238.6 million in the year earlier period, an increase of 39.2%. Site leasing revenue of $287.5 million (including $9.6 million of pass through reimbursable expenses) was up 37.7% over the year earlier period. Site leasing revenue for the quarter included approximately $3.0 million of non-recurring revenue. Site leasing Segment Operating Profit of $219.5 million was up 35.3% over the year earlier period. Site leasing contributed 95.9% of the Company’s total Segment Operating Profit in the third quarter of 2013. Site development revenues were $44.6 million in the third quarter of 2013 compared to $29.8 million in the year earlier period, a 49.8% increase. Site development Segment Operating Profit Margin was 21.0% in the third quarter of 2013 compared to 15.8% in the year earlier period.

Tower Cash Flow for the third quarter of 2013 was $211.7 million, a 35.8% increase over the year earlier period. Tower Cash Flow Margin for the third quarter of 2013 was 78.2% compared to 79.3% in the year earlier period.

Net income for the third quarter of 2013 was $21.5 million or $0.17 per share compared to a $52.4 million loss or $(0.43) per share in the year earlier period. Net income for the quarter was positively impacted by $34.2 million of other income, which included gains on the mark to market of the Company’s currency hedge entered into in connection with the previously announced, and pending, Oi acquisition, and a gain on the sale of the Company’s claim against Lehman Brothers related to a hedge terminated when Lehman Brothers filed for bankruptcy in 2008.

Adjusted EBITDA in the third quarter of 2013 was $203.7 million compared to $146.6 million in the year earlier period, an increase of 39.0%. Adjusted EBITDA Margin was 64.6% in the third quarter of 2013 compared to 64.7% in the year earlier period.

Net Cash Interest Expense was $62.7 million in the third quarter of 2013 compared to $50.3 million in the year earlier period.

AFFO increased 44.2% to $134.3 million in the third quarter of 2013 compared to $93.1 million in the third quarter of 2012. AFFO per share increased 36.8% to $1.04 in the third quarter of 2013 compared to $0.76 in the third quarter of 2012.

Investing Activities

During the third quarter of 2013, SBA purchased 279 tower sites and the rights to 4 additional communication sites for $91.1 million in cash. SBA also built 73 towers during the third quarter of 2013. As of September 30, 2013, SBA owned 17,889 towers and managed or leased approximately 4,800 actual or potential additional communication sites. In addition, the Company spent $13.5 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the third quarter of 2013 were $124.8 million, consisting of $4.7 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $120.1 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, purchasing land and easements, and capital expenditures associated with the pending purchase of a new headquarters building).

Subsequent to the third quarter of 2013, the Company acquired 10 towers and related assets and liabilities for an aggregate consideration of $11.6 million in cash. Including the Oi transaction, the Company has agreed to purchase 2,325 towers and the rights to manage 3 additional communication sites for an aggregate amount of $547.2 million. The Company anticipates that the Oi transaction will be closed by December 1, 2013 and that the remainder of these acquisitions will be consummated by the end of the first quarter of 2014.

Financing Activities and Liquidity

SBA ended the third quarter with $5.7 billion of total debt, $243.3 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $5.4 billion of Net Debt (as defined below). SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 6.7x and 4.2x, respectively.

As of September 30, 2013, the Company had no amounts outstanding under the Revolving Credit Facility, and the amount available under the facility was $770.0 million, subject to compliance with specified financial ratios and the satisfaction of other customary conditions to borrowing.

During the third quarter, the Company settled 7.2 million of its common stock warrants related to the 1.875% Notes by paying $18.8 million in cash and issuing 200,016 shares of its Class A common stock. Subsequent to the quarter, the Company settled its remaining obligations under these warrants for $55.5 million in cash and 192,516 shares of its Class A Common Stock. The Company has no further obligations with regard to the 1.875% Notes and the related warrants.

During the third quarter, SBA did not repurchase any shares of its Class A common stock. The Company currently has $150.0 million of repurchase authorization remaining under its existing $300.0 million stock repurchase program.

Outlook

The Company is providing its fourth quarter 2013 Outlook, updating its Full Year 2013 Outlook, and providing its initial 2014 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s fourth quarter 2013 Outlook assumes that the previously announced Oi acquisition will close by December 1, 2013. The Company’s initial 2014 Outlook assumes approximately $43.0 million of non-cash straight-line leasing revenue while the full year 2013 Outlook assumes approximately $66.0 million of non-cash straight-line leasing revenue. The 2014 Outlook for site leasing revenue, Tower Cash Flow, Adjusted EBITDA and AFFO includes an assumed negative impact of $17.2 million associated with iDEN lease terminations, which from a timing perspective have been assumed to occur on the basis least favorable to SBA per previously negotiated contractual rights. The 2014 Outlook assumes the acquisitions of only those towers under contract at the time of this press release and includes the full year impact of the Oi acquisition. The Company intends to spend additional capital in 2014 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2014 guidance. The Company’s initial 2014 Outlook includes new tower builds in the U.S. and internationally of 400 to 420 towers. The 2014 Outlook also contemplates approximately $1.4 billion of new financing during 2014 at an estimated annual interest rate of 4.0%, with proceeds being used to (i) call the Company’s 8.25% Senior Notes in August 2014, and (ii) settle for cash all of the obligations under the Company’s 4.0% Convertible Senior Notes due October 1, 2014 and the related warrants upon maturity. Finally, the Company’s Outlook also assumes an average foreign currency exchange rate of 2.25 Brazilian Reais to 1.0 U.S. Dollar for the fourth quarter of 2013 and full year 2014.

	Quarter ending			Full			Full
	December 31, 2013			Year 2013			Year 2014
	($‘s in millions)
Site leasing revenue(1)	$289.0	to	$294.0	$1,129.5	to	$1,134.5	$1,227.0	to	$1,247.0
Site development revenue	$35.0	to	$45.0	$164.0	to	$174.0	$120.0	to	$140.0
Total revenues	$324.0	to	$339.0	$1,293.5	to	$1,308.5	$1,347.0	to	$1,387.0
Tower Cash Flow	$212.0	to	$217.0	$824.7	to	$829.7	$928.0	to	$948.0
Adjusted EBITDA	$201.0	to	$206.0	$788.8	to	$793.8	$876.0	to	$896.0
Net cash interest expense(2)	$62.0	to	$64.0	$246.0	to	$248.0	$258.0	to	$268.0
Non-discretionary cash capital expenditures(3)	$3.8	to	$4.8	$17.1	to	$18.1	$20.0	to	$25.0
AFFO	$130.5	to	$139.0	$520.7	to	$529.2	$577.0	to	$613.0
Discretionary cash capital expenditures(4)	$423.0	to	$443.0	$861.4	to	$881.4	$357.0	to	$377.0

(1)	The Company’s Outlook for site leasing revenue reflects $10.0, $39.0, and $40.0 million of pass through reimbursable expenses, at the midpoint, for the quarter ending December 31, 2013, full year 2013, and full year 2014 Outlook, respectively.
(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)	Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs, ground lease purchases, and capital expenditures associated with the purchase of a new corporate headquarters building. Capital expenditures associated with the Company’s new headquarters building are assumed to be $25.0 million and $5.0 million in the Full Year 2013 and Full Year 2014 Outlook, respectively. Excludes expenditures for revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Tuesday, November 5, 2013 at 10:00 AM (Eastern) to discuss the quarterly results. The call may be accessed as follows:

When:	Tuesday, November 5, 2013 at 10:00 AM (Eastern)
Dial-in number:	(800) 230-1059
Conference call name:	SBA Third Quarter Results
Replay:	November 5, 2013 at 1:00 PM through November 19, 2013 at 11:59 PM
(Eastern)
Number:	(800) 475-6701
Access Code:	304749
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) continued strength in the leasing and services segments for the remainder of 2013, (ii) portfolio growth for the remainder of 2013 and into 2014, (iii) the Company’s financial and operational guidance for the fourth quarter of 2013, full year 2013, and full year 2014 and the ability to improve upon its initial 2014 Outlook, (iv) timing for closing for currently pending acquisitions, including the Oi transaction, (v) spending additional capital in 2014 on acquiring revenue producing assets not yet identified or under contract, (vi) customer activity levels during the remainder of 2013 and into 2014, (vii) Brazil’s foreign exchange rates, (viii) the impact associated with iDEN lease terminations, and (ix) the amount and terms of any future financing and that such financing will be sufficient for its anticipated uses. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2013.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to effectively integrate acquired towers into its business and to achieve the financial results projected in its valuation models for the acquired towers; (3) the Company’s ability to refinance its 8.25% Senior Notes and its 4.0% Notes on expected terms; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to realize economies of scale from its tower portfolio; (11) the Company’s ability to comply with covenants and the terms of its credit instruments; (12) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular; (13) the continued dependence on towers and outsourced site development services by the wireless carriers; and (14) the Company’s ability to protect its rights to land under its towers. With respect to the Company’s plan for new builds, these factors also include zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 400 to 420 towers in 2014. With respect to its expectations regarding the ability to close pending tower acquisitions, these factors also include satisfactorily completing due diligence, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Revenues:
Site leasing	$287,483	$208,828	$840,488	$585,332
Site development	44,611	29,778	128,982	74,911

Total revenues	332,094	238,606	969,470	660,243

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	68,042	46,621	203,927	126,787
Cost of site development	35,253	25,062	103,788	63,294
Selling, general, and administrative(1)	21,827	17,565	63,765	52,524
Asset impairment and decommission costs	6,190	1,560	16,405	2,555
Acquisition related expenses	3,599	5,715	11,378	21,875
Depreciation, accretion, and amortization	133,281	101,012	400,006	277,110

Total operating expenses	268,192	197,535	799,269	544,145

Operating income	63,902	41,071	170,201	116,098

Other income (expense):
Interest income	274	335	1,612	419
Interest expense	(62,987)	(50,578)	(185,569)	(136,728)
Non-cash interest expense	(9,642)	(17,874)	(39,151)	(52,281)
Amortization of deferred financing fees	(3,981)	(3,199)	(11,508)	(9,293)
Loss from extinguishment of debt, net	(3)	(22,643)	(5,764)	(49,792)
Other income, net	34,175	249	34,873	5,233

Total other expense, net	(42,164)	(93,710)	(205,507)	(242,442)

Income (loss) before provision for income taxes	21,738	(52,639)	(35,306)	(126,344)
Provision for income taxes	(207)	(1,029)	(1,441)	(4,809)

Income (loss) from continuing operations	21,531	(53,668)	(36,747)	(131,153)
Income from discontinued operations, net of income taxes	—	969	—	2,349

Net income (loss)	21,531	(52,699)	(36,747)	(128,804)

Less: Net loss attributable to the noncontrolling interest	—	254	—	256

Net income (loss) attributable to SBA Communications Corporation	$21,531	$(52,445)	$(36,747)	$(128,548)

Income (loss) per common share from continuing operations:
Basic	$0.17	$(0.44)	$(0.29)	$(1.11)

Diluted	$0.16	$(0.44)	$(0.29)	$(1.11)

Income per common share from discontinued operations:
Basic and diluted	$—	$0.01	$—	$0.02

Weighted average number of common shares
Basic	127,885	121,689	127,555	118,159

Diluted	136,912	121,689	127,555	118,159

The accompanying condensed notes are an integral part of these consolidated financial statements.

(1)	Includes non-cash compensation of $4,146 and $3,639 for the three months ended September 30, 2013 and 2012, respectively, and $12,836 and $10,453 for the nine months ended September 30, 2013 and 2012, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$189,409	$233,099
Restricted cash	49,054	27,708
Short-term investments	4,873	5,471
Accounts receivable, net of allowance of $714 and $246 at September 30, 2013 and December 31, 2012, respectively	65,115	39,099
Costs and estimated earnings in excess of billings on uncompleted contracts	34,090	23,644
Prepaid and other current assets	47,893	39,542

Total current assets	390,434	368,563
Property and equipment, net	2,578,639	2,671,317
Intangible assets, net	3,122,339	3,134,133
Deferred financing fees, net	76,974	66,324
Other assets	416,042	355,280

Total assets	$6,584,428	$6,595,617

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$11,250	$475,351
Accounts payable	26,168	27,694
Accrued expenses	67,055	42,052
Deferred revenue	84,919	76,668
Accrued interest	42,175	46,233
Other current liabilities	21,291	195,690

Total current liabilities	252,858	863,688

Long-term liabilities:
Long-term debt	5,637,078	4,880,752
Other long-term liabilities	246,063	186,475

Total long-term liabilities	5,883,141	5,067,227

Commitments and contingencies

Redeemable noncontrolling interest	—	11,711

Shareholders’ equity
Common stock - Class A, par value $0.01, 400,000 shares authorized, 128,137 and 126,933 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	1,281	1,269
Additional paid in capital	2,958,635	3,111,107
Accumulated deficit	(2,498,923)	(2,462,176)
Accumulated other comprehensive income, net	(12,564)	2,791

Total shareholders’ equity	448,429	652,991

Total liabilities and shareholders’ equity	$6,584,428	$6,595,617

The accompanying condensed notes are an integral part of these consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$21,531	$(52,699)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income from discontinued operations, net of income taxes	—	(969)
Depreciation, accretion, and amortization	133,281	101,012
Non-cash interest expense	9,642	17,874
Deferred income tax expense	(1,274)	64
Non-cash asset impairment and decommission costs	5,671	1,560
Non-cash compensation expense	4,207	3,679
Amortization of deferred financing fees	3,981	3,199
Loss from extinguishment of debt, net	3	22,643
Unrealized gain on foreign currency swap contract	(6,893)	—
Gain on sale of bankruptcy claim on convertible hedge	(27,330)	—
Other non-cash items reflected in the Statements of Operations	131	76
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(14,255)	(10,356)
Prepaid and other assets	(36,298)	(20,211)
Accounts payable and accrued expenses	2,485	2,539
Accrued interest	(4,264)	10,299
Other liabilities	24,271	10,044

Net cash provided by operating activities	114,889	88,754

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and related earn-outs	(91,646)	(31,598)
Capital expenditures	(33,171)	(26,174)
Proceeds from sale of DAS networks	—	94,300
Other investing activities	747	(867)

Net cash (used in) provided by investing activities	(124,070)	35,661

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments under Revolving Credit Facility	—	(284,000)
Repayment of Mobilitie Bridge Loan	—	(400,000)
Proceeds from 5.625% and 5.75% Senior Notes, net of fees	—	1,278,456
Proceeds from SBA Tower Trust Series 2012, net of fees	—	596,772
Proceeds from Term Loan, net of fees	—	295,954
Repayment of Term Loans	(2,500)	(3,750)
Repurchase of 8.0% Notes	—	(258,375)
Proceeds from sale of bankruptcy claim on convertible hedge	27,330	—
Proceeds from employee stock purchase/stock option plans	4,062	7,341
Payments for settlement of common stock warrants	(18,776)	—
Other financing activities	(1,604)	(3,525)

Net cash provided by financing activities	8,512	1,228,873

Effect of exchange rate changes on cash and cash equivalents	636	49
Net cash provided by discontinued operations from operating activities	—	969
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(33)	1,354,306
CASH AND CASH EQUIVALENTS:
Beginning of period	189,442	86,739

End of period	$189,409	$1,441,045

(continued)

	For the three	For the nine
	months ended	months ended
	September 30, 2013	September 30, 2013
	(in thousands)
SELECTED CAPITAL EXPENDITURE DETAIL:
Tower new build construction	$14,279	$55,703
Tower upgrades/augmentations	13,021	33,120
Purchase of headquarters building	1,222	1,222
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	3,439	9,532
General corporate expenditures	1,210	3,796

Total non-discretionary capital expenditures	4,649	13,328

Total capital expenditures	$33,171	$103,373

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures, including (i) Site Leasing Segment Operating Profit, Site Development Segment Operating Profit, and Segment Operating Profit Margin, (ii) Tower Cash Flow and Tower Cash Flow Margin, (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin, (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”), and (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Segment Operating Profit is an indicator of the operating performance of our site leasing and site development segments;

(2) Tower Cash Flow is an indicator of the performance of our site leasing operations;

(3) Adjusted EBITDA, FFO, AFFO, and AFFO per share are useful indicators of the financial performance of our core businesses; and

(4) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement, 8.25% Notes, 5.625% Notes, and 5.75% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO, and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the tower industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO, and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other tower companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months ended September 30,		For the three months ended September 30,
	2013	2012	2013	2012
	(in thousands)		(in thousands)

Segment revenue	$287,483	$208,828	$44,611	$29,778
Segment cost of revenues (excluding depreciation, accretion and amortization)	(68,042)	(46,621)	(35,253)	(25,062)

Segment operating profit	$219,441	$162,207	$9,358	$4,716

Segment operating profit margin	76.3%	77.7%	21.0%	15.8%

Tower Cash Flow and Tower Cash Flow Margin

The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement and the calculation of Tower Cash Flow Margin. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended September 30,
	2013	2012
	(in thousands)

Site leasing revenue	$287,483	$208,828
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(68,042)	(46,621)

Site leasing segment operating profit	219,441	162,207
Non-cash straight-line leasing revenue	(16,598)	(12,245)
Non-cash straight-line ground lease expense	8,857	5,899

Tower Cash Flow	$211,700	$155,861

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended September 30,
	2013	2012
	(in thousands)

Site leasing revenue	$287,483	$208,828
Non-cash straight-line leasing revenue	(16,598)	(12,245)

Site leasing revenue minus non-cash straight-line leasing revenue	$270,885	$196,583

Tower Cash Flow	$211,700	$155,861

Tower Cash Flow Margin	78.2%	79.3%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended September 30,
	2013	2012
	(in thousands)

Net income (loss)	$21,531	$(52,699)
Non-cash straight-line leasing revenue	(16,598)	(12,245)
Non-cash straight-line ground lease expense	8,857	5,899
Non-cash compensation	4,207	3,679
Loss from extinguishment of debt, net	3	22,643
Other income	(34,175)	(249)
Acquisition related expenses	3,599	5,715
Asset impairment and decommission costs	6,190	1,560
Interest income	(274)	(335)
Total interest expense (1)	76,610	71,651
Depreciation, accretion, and amortization	133,281	101,012
Provision for taxes (2)	452	900
Income from discontinued operations	—	(969)

Adjusted EBITDA	$203,683	$146,562

Annualized Adjusted EBITDA (3)	$814,732	$586,248

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended September 30, 2013 and 2012, these amounts included $245 and $(128), respectively, of franchise taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended September 30,
	2013	2012
	(in thousands)
Total revenues	$332,094	$238,606
Non-cash straight-line leasing revenue	(16,598)	(12,245)

Total revenues minus non-cash straight-line leasing revenue	$315,496	$226,361

Adjusted EBITDA	$203,683	$146,562

Adjusted EBITDA Margin	64.6%	64.7%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended September 30,
	2013	2012
	(in thousands)
Net income (loss)	$21,531	$(52,699)
Less: Net income from discontinued operations	—	(969)
Adjusted tax provision(1)	(1,547)	839
Real estate related depreciation, amortization, and accretion	132,151	100,003

FFO	$152,135	$47,174

Adjustments to FFO:
Non-cash straight-line leasing revenue	(16,598)	(12,245)
Non-cash straight-line ground lease expense	8,857	5,899
Non-cash compensation	4,207	3,679
Loss from extinguishment of debt, net	3	22,643
Other (income) expense	(34,175)	(249)
Acquisition related expenses	3,599	5,715
Asset impairment and decommission costs	6,190	1,560
Non-real estate related depreciation, amortization, and accretion	1,130	970
Amortization of deferred financing costs and debt discounts	13,623	21,073
Non-discretionary cash capital expenditures	(4,649)	(3,111)

AFFO	$134,322	$93,108

Weighted average number of common shares(2)	129,080	123,144

AFFO per share	$1.04	$0.76

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.

(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Debt and Leverage calculations are as follows:

September 30, 2013
(in thousands)
2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000
2012-1 Tower Securities	610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
2011 Term Loan B (carrying value of $180,218)	180,529
2012-1 Term Loan A	187,500
2012-2 Term Loan B (carrying value of $109,735)	109,971

Total secured debt	3,648,000

4.0% Convertible Senior Notes (carrying value of $458,535)	499,947
8.25% 2019 Senior Notes (carrying value of $242,340)	243,750
5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000

Total unsecured debt	2,043,697

Total debt	$5,691,697

Leverage Ratio

Total debt	$5,691,697
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	243,336

Net debt	$5,448,361

Divided by: Annualized Adjusted EBITDA	$814,732

Leverage Ratio	6.7x

Secured Leverage Ratio

Total secured debt	$3,648,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	243,336

Net Secured Debt	$3,404,664

Divided by: Annualized Adjusted EBITDA	$814,732

Secured Leverage Ratio	4.2x